Exhibit 12
                                 ADVANTA Corp.
                                and Subsidiaries

            Statements setting forth details of computation of ratio
                          of earnings to fixed charges

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                                                           For The Years Ended December 31,
                                     Three Months Ended    Nine  Months Ended   ---------------------------------------------------
                                     September 30, 1998    September 30, 1998     1997       1996       1995       1994       1993
                                     -------------------   ------------------   --------   --------   --------   --------  ---------
                                                    (unaudited)                                        (unaudited)
Net earnings                              $15,025             $443,282          $71,625   $175,657   $136,677   $106,063   $ 77,920
Federal and state income
  taxes                                     6,439              (11,013)          24,905     89,104     75,226     59,144     45,335
Earnings before income taxes               21,464              432,269           96,530    264,761    211,903    165,207    123,255
Fixed charges:
  Interest                                 39,165              142,936          324,558    269,700    166,032     94,758     79,303
  One-third of all rentals                    583                2,006            3,492      2,834      1,641      1,809      1,591
  Preferred stock dividend of
    subsidiary trust                        2,248                6,743            8,990        350          0          0          0
  Total fixed charges                      41,996              151,685          337,040    272,884    167,673     96,567     80,894
Earnings before income taxes and
  fixed charges                           $63,460              583,954          433,570    537,645    379,576    261,774    204,149
Ratio of earnings to fixed
  charges (1)                                1.51x                3.85x            1.29x      1.97x      2.26x      2.71x      2.52x


(1) For purposes of computing these ratios, "earnings" represent income before income taxes plus fixed charges. "Fixed charges" consist of interest expense, one-third (the proportion deemed representative of the interest factor) of rental expense on operating leases and preferred stock dividends of a subsidiary trust.